Exhibit 99.1
For Immediate Release:
RENT-A-CENTER, INC. REPORTS FOURTH QUARTER AND FULL YEAR 2021 RESULTS

Total Revenues of $1.2 billion, up 10.5% Pro Forma1 for the Fourth Quarter
Acima Segment GMV of over $520 million, up 5% Pro Forma for the Fourth Quarter
Rent-A-Center Business Segment Same-Store-Sales up 10.4% for the Fourth Quarter
Fourth Quarter Diluted EPS of $0.15; Non-GAAP Diluted EPS of $1.08
Full Year GAAP Diluted EPS of $2.02; Non-GAAP Diluted EPS of $5.57
__________________________________________________________

Plano, Texas, February 23, 2022 - Rent-A-Center, Inc. (the "Company" or "Rent-A-Center") (NASDAQ:RCII) today announced results for the quarter and year ended December 31, 2021.

"2021 was a dynamic year for the Company with significant progress and some challenges. We generated revenues of $4.6 billion, which grew 17.3% on a pro-forma basis, and non-GAAP EPS of $5.57, driven by strong organic growth for both the Rent-A-Center Business segment and the Acima business that we acquired in February of 2021,” said Mitch Fadel, Chief Executive Officer.

“In the fourth quarter, the combined effect of significantly reduced government pandemic relief, decades-high rates of inflation, and supply chain disruptions impacted our target customers’ ability to access and afford durable goods, which negatively impacted our results. We anticipate these external headwinds will continue for the foreseeable future, resulting in year-over-year declines in revenue and earnings for 2022, on a pro forma basis, while free cash flow should increase for the year," continued Mr. Fadel.

"Looking forward to a normal post-pandemic environment, our mission to provide flexible leasing solutions for the financially underserved will be even more important as consumers adjust their spending choices to a less stimulative economic setting. Moreover, with the Acima acquisition and the Acima digital ecosystem test we launched in August, we are transforming into a leading consumer Fintech platform business, with omni-channel capabilities, a large addressable market opportunity, and potential for expansion that we believe should drive incremental earnings and shareholder value in the future," concluded Mr. Fadel.

Fourth Quarter Consolidated Results

•Fourth quarter 2021 consolidated revenues of $1.2 billion increased 63.5% year-over-year, primarily due to the acquisition of Acima Holdings, LLC (the "Acima Acquisition"), which closed in the first quarter of 2021, and strong growth in the Rent-A-Center Business. On a pro-forma1 basis, revenues grew 10.5%, led by organic growth in the Acima and Rent-A-Center Business segments.

•GAAP operating profit for the fourth quarter of 2021 was $36.8 million compared to $54.6 million in the prior year period. GAAP net income for the fourth quarter of 2021 was $9.8 million and included $60.4 million of costs, net of tax, relating to special items described below, compared to $56.3 million of GAAP net income and $1.1 million of costs, net of tax, relating to special items in the prior year period.

•Adjusted EBITDA in the fourth quarter of 2021 was $124.4 million and decreased 22.4% year-over-year on a pro-forma basis1, primarily due to an increase in delinquency and loss rates compared to the prior year period that benefited from government programs and stimulus payments. Adjusted EBITDA margin was 10.6% in the fourth quarter of 2021 compared to 15.1% in the prior year period on a pro-forma1 basis, also primarily due to the effects of higher delinquency and loss rates, supply chain disruptions and rising inflation rates.

•GAAP earnings per share for the fourth quarter of 2021 was $0.15 compared to $1.00 in the prior year period. Non-GAAP earnings per share, which exclude the impact of special items described below, for the fourth quarter of 2021 was $1.08 compared to $1.03 in the prior year period.

•For the year ended December 31, 2021, the Company generated $392.3 million of cash from operations, and ended the fourth quarter of 2021 with $108.3 million of cash and cash equivalents, $1.6 billion of debt outstanding, $280.9 million of liquidity, including $172.6 million of undrawn revolving credit availability, and a pro-forma net debt to Adjusted EBITDA ratio of 2.3 times.

•During the fourth quarter of 2021, the Company returned $388.4 million of cash to shareholders through a combination of $18.3 million in dividends and $370.1 million in share repurchases. For the year ended December 31, 2021, the Company returned $461.6 million of cash to shareholders.
Fourth Quarter Segment Highlights

Acima Segment: Fourth quarter 2021 revenues of $611.9 million increased 204.3% year-over-year due to the Acima Acquisition, completed in the first quarter of 2021. On a pro-forma1 basis, revenues increased 12.3%, and GMV increased 5% year-over-year, with growth in merchant partners and lease applications partially offset by the effects of tighter lease underwriting, supply chain disruptions on merchant partners, and headwinds on consumer discretionary income from elevated rates of inflation and the wind down of government pandemic financial relief. Revenue was also negatively impacted by higher projected delinquency rates based on recent payment activity. Skip/stolen losses were 11.8% of revenue in the fourth quarter of 2021 compared to 10.8% in the prior year period on a pro-forma basis. On a GAAP basis, segment operating profit was $31.7 million with an operating profit margin of 5.2% in the fourth quarter of 2021, compared to $17.3 million and 8.6% in the prior year period. Adjusted EBITDA was $58.6 million with an Adjusted EBITDA margin of 9.6% in the fourth quarter of 2021, compared to $81.6 million and 15.0% in the prior year period on a pro-forma1 basis. The year-over-year decline in Adjusted EBITDA was primarily attributable to higher delinquency and loss rates, which the Company believes largely stemmed from the effect of the wind down of government pandemic relief and elevated rates of inflation on customer discretionary income.

Rent-A-Center Business Segment: Fourth quarter 2021 revenues of $506.2 million increased 9.0% year-over-year, primarily due to a 10.4% increase in same store sales, including 17.9% growth in e-commerce sales and strong lease portfolio performance, partially offset by the impact of refranchising approximately 100 stores in California in the fourth quarter of 2020. Skip/stolen losses were 4.0% of revenue in the fourth quarter of 2021 compared to 2.6% in the prior year period. On a GAAP basis, segment operating profit was $91.9 million with an operating profit margin of 18.2% in the fourth quarter of 2021, compared to $80.4 million and 17.3% in the prior year period. Adjusted EBITDA was $97.8 million with an Adjusted EBITDA margin of 19.3% in the fourth quarter of 2021, compared to $102.9 million and 22.2% in the prior year period. The decline in segment operating profit and Adjusted EBITDA was primarily attributable to higher loss rates that the Company believes stemmed from the wind down of government pandemic relief, and higher labor expense due to wage inflation that more than offset revenue growth. On December 31, 2021, the Rent-A-Center Business segment had 1,846 company-operated locations.

Franchising Segment: Fourth quarter 2021 revenues of $37.6 million increased 2.1% year-over-year due to higher store count as a result of the Company refranchising approximately 100 California stores during 2020 and partially offset by lower inventory purchases per store. Segment operating profit, on a GAAP basis, and Adjusted EBITDA were $4.9 million in the fourth quarter and increased $0.9 million year-over-year. On December 31, 2021, there were 466 franchise-operated locations.

Mexico Segment: Fourth quarter 2021 revenues of $15.7 million increased 9.9% year-over-year on a constant currency basis. Segment operating profit, on a GAAP basis, and Adjusted EBITDA were $1.2 million and $1.3 million, respectively. In the fourth quarter, GAAP operating profit decreased $0.9 million year-over-year. On December 31, 2021, the Mexico business had 123 company-operated locations.

Corporate Segment: Fourth quarter 2021 non-GAAP basis expenses increased $7.9 million year-over-year or 20.7%, reflecting our addition of Acima related costs and investments we have been making in talent and technology to support our growth initiatives.

Key Operating Metrics
Gross Merchandise Volume (GMV): The Company defines Gross Merchandise Volume as the retail value in U.S. dollars of merchandise acquired by the Company that is leased to customers through a transaction that occurs within a defined period, net of cancellations.

1) The disclosed pro forma results and metrics in this release and the Company's related earnings conference call represent estimated financial results and metrics as if the acquisition of Acima had been completed on January 1, 2020. The pro forma results and metrics may not necessarily reflect the actual results of operations or metrics that would have been achieved had the acquisition been completed on January 1, 2020, nor are they necessarily indicative of future results of operations or metrics.
SAME STORE SALES
(Unaudited)

Table 1
Period	Rent-A-Center Business	Mexico
Three Months Ended December 31, 2021 (1)	10.4%	8.6%
Three Months Ended September 30, 2021 (1)	12.3%	15.3%
Three Months Ended December 31, 2020 (1)	13.7%	10.5%
Note: Same store sale methodology - Same store sales generally represents revenue earned in stores that were operated by us for 13 months or more and are reported on a constant currency basis as a percentage of total revenue earned in stores of the segment during the indicated period. The Company excludes from the same store sales base any store that receives a certain level of customer accounts from closed stores or acquisitions. The receiving store will be eligible for inclusion in the same store sales base in the 30th full month following account transfer.
(1) Due to the COVID-19 pandemic and related temporary store closures, all 32 stores in Puerto Rico were excluded starting in March 2020 and will remain excluded for 18 months.

Full Year 2022 Guidance

The Company is providing the following guidance for its 2022 fiscal year:

Table 2
2022 Guidance	Full Year 2022	First Quarter 2022
Consolidated (1)
Revenues ($'s billion)	$4.450 - $4.600	$1.125 - $1.155
Adjusted EBITDA (2) ($'s million)	$515 - $565	$85 - $100
Non-GAAP Diluted earnings per share (2)(3)	$4.50 - $5.00	$0.65 - $0.80
Free cash flow (2) ($'s million)	$390 - $440	N/A

(1) Consolidated includes Acima, Rent-A-Center Business, Franchising, Mexico and Corporate Segments.
(2) Non-GAAP financial measure. See descriptions below in this release. Because of the inherent uncertainty related to the special items identified in the tables below, management does not believe it is able to provide a meaningful forecast of the comparable GAAP measures or reconciliation to any forecasted GAAP measure without unreasonable effort. Adjusted EBITDA figures now exclude stock based compensation.
(3) Non-GAAP diluted earnings per share excludes the impact of incremental depreciation and amortization related to the estimated fair value of acquired Acima assets, stock compensation expense associated with the Acima Acquisition equity consideration subject to vesting conditions, and one-time transaction and integration costs related to the Acima Acquisition. Guidance excludes the impact of future share repurchases.

Additional Commentary on the 2022 Outlook
•2022 guidance assumes the macro headwinds that affected the business in late 2021, including supply chain disruptions, high rates of inflation, and the effect of lower levels of government support for our core consumers, will continue throughout the year.

•The Company has modified its definition of Adjusted EBITDA beginning with first quarter 2022 results to exclude stock-based compensation. Therefore, 2022 Adjusted EBITDA guidance excludes the impact of stock-based compensation, whereas prior period Adjusted EBITDA within the remainder of this press release includes the impact of stock-based compensation.

Webcast Information
Rent-A-Center, Inc. will host a conference call to discuss the fourth quarter results, guidance and other operational matters on the morning of Thursday, February 24, 2022, at 9:30 a.m. ET. For a live webcast of the call, visit https://investor.rentacenter.com. Certain financial and other statistical information that will be discussed during the conference call will also be provided on the same website. Residents of the United States and Canada can listen to the call by dialing (855) 642-7045. International participants can access the call by dialing (346) 294-9649.
About Rent-A-Center, Inc.
Rent-A-Center, Inc. (NASDAQ: RCII) is a leading provider of technology driven, flexible, no debt obligation leasing solutions that offer underserved consumers access to and potential ownership of high-quality durable goods that enhance the quality of life. The Company’s omnichannel model utilizes proprietary data and technology to facilitate transactions across a wide range of retail channels including its own Acima virtual lease-to-own platform, Rentacenter.com, e-commerce partner platforms, partner retail stores, and Rent-A-Center branded stores. For additional information about the Company, please visit our website Rentacenter.com or Investor.rentacenter.com.

Forward Looking Statements
This press release and the guidance above and the Company's related conference call contain forward-looking statements that involve risks and uncertainties. These statements are made under the "safe harbor" provisions of the U.S. Private Securities Litigation Reform Act of 1995. Such forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "expect," "intend," "could," "estimate," "predict," "continue," "maintain," "should," "anticipate," "believe," or “confident,” or the negative thereof or variations thereon or similar terminology and including, among others, statements concerning (i) the Company's guidance for 2022 and future outlook, (ii) the potential effects of the pandemic of the respiratory disease caused by a novel coronavirus ("COVID-19") on the Company's business operations, financial performance, and prospects, (iii) the future business prospects and financial performance of the Company following the merger with Acima Holdings, LLC ("Acima Holdings"), (iv) cost and revenue synergies and other benefits expected to result from the Acima Holdings acquisition, (v) planned technologies and other enhancements to the Company's lease-to-own solutions for consumers and retailers, (vi) potential additional product or service offerings, (vii) the Company's expectations, plans and strategy relating to its capital structure and capital allocation, including any share repurchases under the Company's share repurchase program, and (viii) other statements that are not historical facts. However, there can be no assurance that such expectations will occur. The Company's actual future performance could differ materially and adversely from such statements. Factors that could cause or contribute to these differences include, but are not limited to: (1) risks relating to the Acima Holdings acquisition, including (i) the possibility that the anticipated benefits from the Acima Holdings acquisition may not be fully realized or may take longer to realize than expected, (ii) the possibility that costs, difficulties or disruptions related to the integration of Acima Holdings operations into the Company's other operations will be greater than expected, (iii) the Company's ability to (A) effectively adjust to changes in the composition of the Company's offerings and product mix as a result of acquiring Acima Holdings and continue to maintain the quality of existing offerings and (B) successfully introduce other new product or service offerings on a timely and cost-effective basis, and (iv) changes in the Company's future cash requirements as a result of the Acima Holdings acquisition, whether caused by unanticipated increases in capital expenditures or working capital needs, unanticipated liabilities or otherwise; (2) the Company's ability to identify potential acquisition candidates, complete acquisitions and successfully integrate acquired companies; (3) the impact of the COVID-19 pandemic and related government and regulatory restrictions issued to combat the pandemic, including adverse changes in such restrictions, and the expiration of governmental stimulus programs, and impacts on (i) demand for the Company's lease-to-own products offered in the Company's operating segments, (ii) the Company's Acima retail partners, (iii) the Company's customers and their willingness and ability to satisfy their lease obligations, (iv) the Company's suppliers' ability to satisfy its merchandise needs and related supply chain disruptions, (v) the Company's employees, including the ability to adequately staff its operating locations, (vi) the Company's financial and operational performance, and (vii) the Company's liquidity; (4) the general strength of the economy and other economic conditions affecting consumer preferences and spending, including the availability of credit to the Company's target consumers and impacts from inflation; (5) factors affecting the disposable income available to the Company's current and potential customers; (6) changes in the unemployment rate; (7) capital market conditions, including availability of funding sources for the Company; (8) changes in the Company's credit ratings; (9) difficulties encountered in improving the financial and operational performance of the Company's business segments; (10) risks associated with pricing changes and strategies being deployed in the Company's businesses; (11) the Company's ability to continue to realize benefits from its initiatives regarding cost-savings and other EBITDA enhancements, efficiencies and working capital improvements; (12) the Company's ability to continue to effectively execute its strategic initiatives, including mitigating risks associated with any potential mergers and acquisitions, or refranchising opportunities; (13) failure to manage the Company's store labor and other store expenses, including merchandise losses; (14) disruptions caused by the operation of the Company's store information management systems or disruptions in the systems of the Company's host retailers; (15) risks related to the Company's virtual lease-to-own business, including the Company's ability to continue to develop and successfully implement the necessary technologies; (16) the Company's ability to achieve the benefits expected from its integrated virtual and staffed retail partner offering and to successfully grow this business segment; (17) exposure to potential operating margin degradation due to the higher cost of merchandise in the Company's Acima offering and higher merchandise losses than compared to our Rent-A-Center business segment; (18) the Company's transition to more-readily scalable, “cloud-based” solutions; (19) the Company's ability to develop and successfully implement digital or E-commerce capabilities, including mobile applications; (20) the Company's ability to protect its proprietary intellectual property; (21) the Company's ability or that of the Company's host retailers to protect the integrity and security of customer, employee and host retailer information, which may be adversely affected by hacking, computer viruses, or similar disruptions; (22) disruptions in the Company's supply chain; (23) limitations of, or disruptions in, the Company's distribution network; (24) rapid inflation or deflation in the prices of the Company's products; (25) the Company's ability to execute and the effectiveness of store consolidations, including the Company's ability to retain the revenue from customer accounts merged into another store location as a result of a store consolidation; (26) the Company's available cash flow and its ability to generate sufficient cash flow to continue paying dividends; (27) increased competition from traditional competitors, virtual lease-to-own competitors, online retailers, Buy-Now-Pay-

Later and other Fintech companies and other competitors, including subprime lenders; (28) the Company's ability to identify and successfully market products and services that appeal to its current and future targeted customer segments and to accurately estimate the size of the total addressable market; (29) consumer preferences and perceptions of the Company's brands; (30) the Company's ability to retain the revenue associated with acquired customer accounts and enhance the performance of acquired stores; (31) the Company's ability to enter into new, and collect on, its rental or lease purchase agreements; (32) changes in the enforcement of existing laws and regulations and the enactment of new laws and regulations adversely affecting the Company's business, including any legislative or regulatory enforcement efforts that seek to re-characterize store-based or virtual lease-to-own transactions as credit sales and to apply consumer credit laws and regulations to the Company's business; (33) the Company's compliance with applicable statutes or regulations governing its businesses; (34) the impact of any additional social unrest such as that experienced in 2020 or otherwise, and resulting damage to the Company's inventory or other assets and potential lost revenues; (35) changes in interest rates; (36) changes in tariff policies; (37) adverse changes in the economic conditions of the industries, countries or markets that the Company serves; (38) information technology and data security costs; (39) the impact of any breaches in data security or other disturbances to the Company's information technology and other networks and the Company's ability to protect the integrity and security of individually identifiable data of its customers, employees and retail partners; (40) changes in estimates relating to self-insurance liabilities and income tax and litigation reserves; (41) changes in the Company's effective tax rate; (42) fluctuations in foreign currency exchange rates; (43) the Company's ability to maintain an effective system of internal controls, including in connection with the integration of Acima; (44) litigation or administrative proceedings to which the Company is or may be a party to from time to time; and (45) the other risks detailed from time to time in the Company's SEC reports, including but not limited to, its Annual Report on Form 10-K for the year ended December 31, 2020, its Annual Report on Form 10-K for the year ended December 31, 2021 (when filed) and in its subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as required by law, the Company is not obligated to publicly release any revisions to these forward-looking statements to reflect the events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Investors:
Rent-A-Center, Inc.
Brendan Metrano
VP, Investor Relations
972-801-1280
brendan.metrano@rentacenter.com

Rent-A-Center, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF EARNINGS - UNAUDITED

Table 3	Three Months Ended December 31,		Twelve Months Ended December 31,
(In thousands, except per share data)	2021	2020	2021	2020
Revenues
Store
Rentals and fees	$929,665	$580,781	$3,522,453	$2,263,091
Merchandise sales	183,184	78,024	829,222	378,717
Installment sales	20,593	19,530	73,585	68,500
Other	1,113	1,504	4,148	3,845
Total store revenues	1,134,555	679,839	4,429,408	2,714,153
Franchise
Merchandise sales	30,514	30,470	126,856	80,023
Royalty income and fees	6,357	6,182	27,187	20,015
Total revenues	1,171,426	716,491	4,583,451	2,814,191
Cost of revenues
Store
Cost of rentals and fees	347,902	166,006	1,260,434	655,612
Cost of merchandise sold	217,783	85,288	935,765	382,182
Cost of installment sales	7,071	7,281	25,637	24,111
Total cost of store revenues	572,756	258,575	2,221,836	1,061,905
Franchise cost of merchandise sold	30,412	30,502	126,603	80,134
Total cost of revenues	603,168	289,077	2,348,439	1,142,039
Gross profit	568,258	427,414	2,235,012	1,672,152
Operating expenses
Store expenses
Labor	164,774	144,909	644,763	579,125
Other store expenses	229,374	146,078	770,073	609,370
General and administrative expenses	45,426	39,414	194,894	153,108
Depreciation and amortization	14,037	13,587	54,830	56,658
Other charges	77,818	28,787	289,913	36,555
Total operating expenses	531,429	372,775	1,954,473	1,434,816
Operating profit	36,829	54,639	280,539	237,336
Debt refinancing charges	—	—	15,582	—
Interest expense	18,708	3,367	70,874	15,325
Interest income	(73)	(207)	(221)	(768)
Earnings before income taxes	18,194	51,479	194,304	222,779
Income tax expense	8,382	(4,821)	59,364	14,664
Net earnings	$9,812	$56,300	$134,940	$208,115
Basic weighted average shares	55,401	54,190	57,053	54,187
Basic earnings per common share	$0.18	$1.04	$2.37	$3.84
Diluted weighted average shares	64,989	56,028	66,839	55,754
Diluted earnings per common share	$0.15	$1.00	$2.02	$3.73

Rent-A-Center, Inc. and Subsidiaries

SELECTED BALANCE SHEETS HIGHLIGHTS - UNAUDITED

Table 4	December 31,
(In thousands)	2021	2020
Cash and cash equivalents	$108,333	$159,449
Receivables, net	129,166	90,003
Prepaid expenses and other assets	63,468	50,006
Rental merchandise, net
On rent	1,173,024	762,886
Held for rent	132,984	146,266
Operating lease right-of-use assets	291,338	283,422
Goodwill	286,962	70,217
Total assets	2,993,327	1,750,980

Operating lease liabilities	$296,535	$285,354
Senior debt, net	1,135,207	190,490
Senior notes, net	435,992	—
Total liabilities	2,480,051	1,158,900
Stockholders' equity	513,276	592,080

Rent-A-Center, Inc. and Subsidiaries

SEGMENT INFORMATION HIGHLIGHTS - UNAUDITED

Table 5	Three Months Ended December 31,		Twelve Months Ended December 31,
(In thousands)	2021	2020	2021	2020
Revenues
Rent-A-Center Business	$506,163	$464,261	$2,037,849	$1,852,641
Acima	611,915	201,122	2,328,089	810,151
Mexico	15,733	14,267	61,403	50,583
Franchising	37,615	36,841	156,110	100,816
Total revenues	$1,171,426	$716,491	$4,583,451	$2,814,191

Table 6	Three Months Ended December 31,		Twelve Months Ended December 31,
(In thousands)	2021	2020	2021	2020
Gross profit
Rent-A-Center Business	$360,590	$328,348	$1,433,536	$1,294,695
Acima	189,671	82,677	728,852	321,110
Mexico	10,794	10,050	43,117	35,665
Franchising	7,203	6,339	29,507	20,682
Total gross profit	$568,258	$427,414	$2,235,012	$1,672,152

Table 7	Three Months Ended December 31,		Twelve Months Ended December 31,
(In thousands)	2021	2020	2021	2020
Operating profit
Rent-A-Center Business	$91,869	$80,354	$448,905	$333,379
Acima	31,699	17,319	176,496	57,847
Mexico	1,199	2,055	7,858	5,798
Franchising	4,826	3,876	20,321	12,570
Total segments	129,593	103,604	653,580	409,594
Corporate	(92,764)	(48,965)	(373,041)	(172,258)
Total operating profit	$36,829	$54,639	$280,539	$237,336

Table 8	Three Months Ended December 31,		Twelve Months Ended December 31,
(In thousands)	2021	2020	2021	2020
Depreciation and amortization
Rent-A-Center Business	$4,767	$5,153	$18,588	$19,912
Acima	554	524	2,122	2,066
Mexico	142	121	511	413
Franchising	35	12	93	40
Total segments	5,498	5,810	21,314	22,431
Corporate	8,539	7,777	33,516	34,227
Total depreciation and amortization	$14,037	$13,587	$54,830	$56,658

Table 9	Three Months Ended December 31,		Twelve Months Ended December 31,
(In thousands)	2021	2020	2021	2020
Capital expenditures
Rent-A-Center Business	$1,937	$4,664	$23,139	$14,869
Acima	100	55	1,045	161
Mexico	288	187	1,032	392
Total segments	2,325	4,906	25,216	15,422
Corporate	14,249	7,082	37,234	19,123
Total capital expenditures	$16,574	$11,988	$62,450	$34,545

Table 10	On lease at December 31,		Held for lease at December 31,
(In thousands)	2021	2020	2021	2020
Lease merchandise, net
Rent-A-Center Business	$477,901	$444,945	$123,111	$136,219
Acima	676,279	299,660	626	2,228
Mexico	18,844	18,281	9,247	7,819
Total lease merchandise, net	$1,173,024	$762,886	$132,984	$146,266

Table 11	December 31,
(In thousands)	2021	2020
Assets
Rent-A-Center Business	$1,026,886	$999,252
Acima	1,476,752	389,650
Mexico	41,669	42,278
Franchising	15,412	14,729
Total segments	2,560,719	1,445,909
Corporate	432,608	305,071
Total assets	$2,993,327	$1,750,980

Non-GAAP Financial Measures
This release and the Company's related conference call contain certain financial information determined by methods other than in accordance with U.S. Generally Accepted Accounting Principles (GAAP), including (1) Non-GAAP diluted earnings per share (net earnings, as adjusted for special items (as defined below), net of taxes, divided by the number of shares of our common stock on a fully diluted basis), (2) Adjusted EBITDA (net earnings before interest, taxes, depreciation and amortization, as adjusted for special items) on a consolidated and segment basis and (3) Free Cash Flow (net cash provided by operating activities less capital expenditures). “Special items” refers to certain gains and charges we view as extraordinary, unusual or non-recurring in nature and which we believe do not reflect our core business activities. For the periods presented herein, these special items are described in the quantitative reconciliation tables included below in this release. Because of the inherent uncertainty related to the special items, management does not believe it is able to provide a meaningful forecast of the comparable GAAP measures or reconciliation to any forecasted GAAP measure without unreasonable effort.
These non-GAAP measures are additional tools intended to assist our management in comparing our performance on a more consistent basis for purposes of business decision-making by removing the impact of certain items management believes do not directly reflect our core operations. These measures are intended to assist management in evaluating operating performance and liquidity, comparing performance and liquidity across periods, planning and forecasting future business operations, helping determine levels of operating and capital investments and identifying and assessing additional trends potentially impacting our Company that may not be shown solely by comparisons of GAAP measures. Consolidated Adjusted EBITDA is also used as part of our incentive compensation program for our executive officers and others.
We believe these non-GAAP financial measures also provide supplemental information that is useful to investors, analysts and other external users of our consolidated financial statements in understanding our financial results and evaluating our performance and liquidity from period to period. However, non-GAAP financial measures have inherent limitations and are not substitutes for or superior to, and they should be read together with, our consolidated financial statements prepared in accordance with GAAP. Further, because non-GAAP financial measures are not standardized, it may not be possible to compare such measures to the non-GAAP financial measures presented by other companies, even if they have the same or similar names.

Reconciliation of net earnings to net earnings excluding special items and non-GAAP diluted earnings per share:

Table 12	Three Months Ended December 31, 2021
(In thousands)	Gross Profit	Operating Profit	Earnings Before Income Taxes	Tax Expense	Net Earnings	Diluted Earnings per Share
GAAP Results	568,258	$36,829	$18,194	$8,382	$9,812	$0.15
Plus: Special Items (Extraordinary, Unusual or Non-Recurring Gains or Charges)
Acima equity consideration vesting	—	33,940	33,940	—	33,940	0.52
Acima acquired assets depreciation and amortization (1)	(4,280)	28,955	28,955	5,200	23,755	0.37
Legal settlement reserves	—	6,750	6,750	1,212	5,538	0.09
Acima integration costs	—	2,415	2,415	434	1,981	0.03
Hurricane charges	—	770	770	138	632	0.01
Acima transaction costs	—	344	344	62	282	—
COVID-19 testing	—	293	293	53	240	—
Store closure costs	—	71	71	12	59	—
Discrete income tax items	—	—	—	5,989	(5,989)	(0.09)
Non-GAAP Adjusted Results	$563,978	$110,367	$91,732	$21,482	$70,250	$1.08
(1)Includes amortization of approximately $29.3 million related to the total fair value of acquired intangible assets, incremental depreciation of approximately $4.0 million related to the fair value increase over net book value for acquired software assets, and a depreciation credit adjustment of approximately $(4.3) million related to a step-down of estimated fair value below net book value for acquired lease merchandise.

Table 13	Three Months Ended December 31, 2020
(In thousands)	Gross Profit	Operating Profit	Earnings Before Income Taxes	Tax Expense	Net Earnings	Diluted Earnings per Share
GAAP Results	$427,414	$54,639	$51,479	$(4,821)	$56,300	$1.00
Plus: Special Items (Extraordinary, Unusual or Non-Recurring Gains or Charges)
California refranchise store sale	—	16,600	16,600	4,573	12,027	0.21
Acima transaction Costs	—	6,400	6,400	1,763	4,637	0.08
Legal settlement reserves	—	3,500	3,500	964	2,536	0.05
Asset disposals	—	1,279	1,279	352	927	0.02
Store closure costs	—	412	412	113	299	0.01
State tax audit assessment reserves	—	400	400	110	290	0.01
COVID-19 impacts	—	334	334	92	242	—
Cost savings initiatives	—	(277)	(277)	(76)	(201)	—
Nationwide protest impacts	—	139	139	38	101	—
Discrete tax items	—	—	—	19,724	(19,724)	(0.35)
Non-GAAP Adjusted Results	$427,414	$83,426	$80,266	$22,832	$57,434	$1.03

Table 14	Twelve Months Ended December 31, 2021
(In thousands)	Gross Profit	Operating Profit	Earnings Before Income Taxes	Tax Expense	Net Earnings	Diluted Earnings per Share
GAAP Results	$2,235,012	$280,539	$194,304	$59,364	$134,940	$2.02
Plus: Special Items (Extraordinary, Unusual or Non-Recurring Gains or Charges)
Acima equity consideration vesting	—	127,060	127,060	—	127,060	1.90
Acima acquired assets depreciation and amortization (1)	(14,265)	100,694	100,694	24,241	76,453	1.14
Acima transaction costs	—	17,680	17,680	4,256	13,424	0.20
Legal settlement reserves	—	17,500	17,500	4,213	13,287	0.20
Acima integration costs	—	10,305	10,305	2,481	7,824	0.12
Hurricane impacts	—	1,424	1,424	343	1,081	0.02
Store closure costs	—	531	531	128	403	0.01
COVID-19 testing	—	293	293	71	222	—
State tax audit assessment reserves	—	161	161	39	122	—
Debt refinancing charges	—	—	15,582	3,751	11,831	0.18
Discrete income tax items	—	—	—	14,316	(14,316)	(0.22)
Non-GAAP Adjusted Results	$2,220,747	$556,187	$485,534	$113,203	$372,331	$5.57
(1)Includes amortization of approximately $101.7 million related to the total fair value of acquired intangible assets, incremental depreciation of approximately $13.2 million related to the fair value increase over net book value for acquired software assets, and a depreciation credit adjustment of approximately $(14.2) million related to a step-down of estimated fair value below net book value for acquired lease merchandise.

Table 15	Twelve Months Ended December 31, 2020
(In thousands)	Gross Profit	Operating Profit	Earnings Before Income Taxes	Tax Expense	Net Earnings	Diluted Earnings per Share
GAAP Results	$1,672,152	$237,336	$222,779	$14,664	$208,115	$3.73
Plus: Special Items (Extraordinary, Unusual or Non-Recurring Gains or Charges)
California refranchise store sale	—	16,600	16,600	4,430	12,170	0.22
Legal settlement reserves	—	7,900	7,900	2,108	5,792	0.10
Acima transaction costs	—	6,400	6,400	1,708	4,692	0.08
Legal settlement	—	(2,800)	(2,800)	(747)	(2,053)	(0.04)
Store closure costs	—	2,089	2,089	557	1,532	0.03
Asset disposals	—	1,804	1,804	481	1,323	0.02
Cost savings initiatives	—	1,583	1,583	422	1,161	0.02
State tax audit assessment reserves	—	1,225	1,225	327	898	0.02
COVID-19 impacts	—	1,153	1,153	308	845	0.02
Nationwide protest impacts		942	942	251	691	0.01
Insurance reimbursed proceeds	—	(341)	(341)	(91)	(250)	—
Discrete income tax items	—	—	—	37,986	(37,986)	(0.68)
Non-GAAP Adjusted Results	$1,672,152	$273,891	$259,334	$62,404	$196,930	$3.53

Reconciliation of operating profit to Adjusted EBITDA (consolidated and by segment):

Table 16	Three Months Ended December 31, 2021
(In thousands)	Rent-A-Center Business	Acima	Mexico	Franchising	Corporate	Consolidated
GAAP Operating Profit (Loss)	$91,869	$31,699	$1,199	$4,826	$(92,764)	$36,829
Plus: Amortization, Depreciation	4,767	554	142	35	8,539	14,037
Plus: Special Items (Extraordinary, Unusual or Non-Recurring Gains or Charges)
Acima equity consideration vesting	—	—	—	—	33,940	33,940
Acima acquired assets depreciation and amortization (1)	—	24,983	—	—	3,972	28,955
Legal settlement reserves	—	—	—	—	6,750	6,750
Acima integration costs	—	1,318	—	—	1,097	2,415
Hurricane impacts	770	—	—	—	—	770
Acima transaction costs	—	—	—	—	344	344
COVID-19 testing	293	—	—	—	—	293
Store closure costs	71	—	—	—	—	71
Adjusted EBITDA	$97,770	$58,554	$1,341	$4,861	$(38,122)	$124,404
(1)Includes amortization of approximately $29.3 million related to the total fair value of acquired intangible assets, incremental depreciation of approximately $4.0 million related to the fair value increase over net book value for acquired software assets, and a depreciation credit adjustment of approximately $(4.3) million related to a step-down of estimated fair value below net book value for acquired lease merchandise.

Table 17	Three Months Ended December 31, 2020
(In thousands)	Rent-A-Center Business	Acima	Mexico	Franchising	Corporate	Consolidated
GAAP Operating Profit (Loss)	$80,354	$17,319	$2,055	$3,876	$(48,965)	$54,639
Plus: Amortization, Depreciation	5,153	524	121	12	7,777	13,587
Plus: Special Items (Extraordinary, Unusual or Non-Recurring Gains or Charges)
California refranchise store sale	16,600	—	—	—	—	16,600
Acima transaction Costs	—	—	—	—	6,400	6,400
Legal settlement reserves	—	—	—	—	3,500	3,500
Asset disposals	6	4	—	—	1,269	1,279
Store closure costs	389	—	23	—	—	412
State tax audit assessment reserves	—	400	—	—	—	400
COVID-19 impacts	284	—	—	—	50	334
Cost savings initiatives	(8)	37	—	—	(306)	(277)
Nationwide protest impacts	139	—	—	—	—	139
Adjusted EBITDA	$102,917	$18,284	$2,199	$3,888	$(30,275)	$97,013

Table 18	Twelve Months Ended December 31, 2021
(In thousands)	Rent-A-Center Business	Acima	Mexico	Franchising	Corporate	Consolidated
GAAP Operating Profit (Loss)	$448,905	$176,496	$7,858	$20,321	$(373,041)	$280,539
Plus: Amortization, Depreciation	18,588	2,122	511	93	33,516	54,830
Plus: Special Items (Extraordinary, Unusual or Non-Recurring Gains or Charges)
Acima equity consideration vesting	—	—	—	—	127,060	127,060
Acima acquired assets depreciation and amortization (1)	—	87,455	—	—	13,239	100,694
Acima transaction costs	—	—	—	—	17,680	17,680
Legal settlement reserves	—	—	—	—	17,500	17,500
Acima integration costs	14	6,849	—	—	3,442	10,305
Hurricane impacts	1,276	148	—	—	—	1,424
Store closure costs	528	—	3	—	—	531
COVID-19 testing	293	—	—	—	—	293
State tax audit assessment reserves	—	—	—	—	161	161
Adjusted EBITDA	$469,604	$273,070	$8,372	$20,414	$(160,443)	$611,017
(1)Includes amortization of approximately $101.7 million related to the total fair value of acquired intangible assets, incremental depreciation of approximately $13.2 million related to the fair value increase over net book value for acquired software assets, and a depreciation credit adjustment of approximately $(14.2) million related to a step-down of estimated fair value below net book value for acquired lease merchandise.

Table 19	Twelve Months Ended December 31, 2020
(In thousands)	Rent-A-Center Business	Preferred Lease	Mexico	Franchising	Corporate	Consolidated
GAAP Operating Profit (Loss)	$333,379	$57,847	$5,798	$12,570	$(172,258)	$237,336
Plus: Amortization, Depreciation	19,912	2,066	413	40	34,227	56,658
Plus: Special Items (Extraordinary, Unusual or Non-Recurring Gains or Charges)
California refranchise store sale	16,600	—	—	—	—	16,600
Legal settlement reserves	—	—	—	—	7,900	7,900
Acima transaction costs	—	—	—	—	6,400	6,400
Legal settlement	—	—	—	—	(2,800)	(2,800)
Store closure costs	2,052	—	37	—	—	2,089
Asset disposals	531	4	—	—	1,269	1,804
Cost savings initiatives	577	193	—	—	813	1,583
State tax audit assessment reserves	261	400	—	—	564	1,225
COVID-19 impacts	883	115	—	—	155	1,153
Nationwide protest impacts	942	—	—	—	—	942
Insurance reimbursement proceeds	(341)	—	—	—	—	(341)
Adjusted EBITDA	$374,796	$60,625	$6,248	$12,610	$(123,730)	$330,549

Reconciliation of net cash provided by (used in) operating activities to free cash flow:

Table 20	Three Months Ended December 31,		Twelve Months Ended December 31,
(In thousands)	2021	2020	2021	2020
Net cash provided by (used in) operating activities	$66,094	$(59,724)	$392,298	$236,502
Purchase of property assets	(16,574)	(11,988)	(62,450)	(34,545)
Hurricane insurance recovery proceeds	—	—	—	158
Free cash flow	$49,520	$(71,712)	$329,848	$202,115

Proceeds from sale of stores	1	14,281	4	14,477
Acquisitions of businesses	14	—	(1,273,528)	(700)
Free cash flow including acquisitions and divestitures	$49,535	$(57,431)	$(943,676)	$215,892